Energy & Engine Technology Corporation Announces First Three Quarters' Gross Revenue Numbers

October 20, 2004 09:01:00 AM ET

PLANO, Texas, Oct. 20 /PRNewswire-FirstCall/ -- Energy & Engine Technology Corporation (OTC Bulletin Board: EENT) announces that its gross revenue for its Wind Dancer Aviation Services, Inc. subsidiary is $274,725 for the first three quarters of 2004. Wind Dancer is expected to show stronger numbers in the next few quarters as the newly refurbished runway at the Pagosa Springs Airport is opened (please visit http://www.winddancer.aero to see pictures of the construction and progress on the runway, which when completed will have a 70,000 pound weight limit). The total revenue for BMZ Generators for the first three quarters of 2004 is $436,507, of which the third quarter revenue of $230,830 is attributable to EENT, since EENT did not purchase BMZ's assets until July 1, 2004. With regard to BMZ, further information is available on EENT's website, http://www.eent.net . If one were to combine EENT and BMZ, total revenue for both entities for the first three quarters of 2004 is $711,232, but total revenue for EENT for the first three quarters of 2004 is $505,555. Note that all numbers in this press release are unaudited.

Additionally, EENT has engaged third party services to effect removal of its unauthorized listing on the Berlin Bremen Stock Exchange. The third party has indicated that the removal should be effective within five to seven business days.

About Energy & Engine Technology Corporation

EENT (http://www.eent.net ), headquartered in Plano, Texas, develops and markets auxiliary power generators for the long haul trucking industry. The Company's common stock is traded on the OTC Bulletin Board under the symbol "EENT". The Company's second generation flagship product, the AXP InfiniGen, is an idle-elimination technology, designed for new and retrofit installation on semi truck tractors, that provides power generation without requiring the operation of the truck's engine. The AXP InfiniGen delivers electricity for air conditioning, heating, and the operation of televisions, appliances and other devices to the sleeper cab, without any fuel consumption, air or noise pollution or maintenance. This allows for the reduction of fuel consumption, air/noise pollution and long term truck maintenance costs associated with the truck's main engine. The Company is targeting a significant market opportunity created by governmental mandates that limit the aggregate amount of idling time available to long haul truckers. Management believes that Federal and State regulations, along with new and more stringent legislation that became effective in January 2004, have the potential to pave the way for a $20 billion industry. There are an estimated 1.9 million or more Class 8 sleeper trucks currently operating in the U.S., with over 84,000 new Class 8 trucks being produced each year. Management believes that even moderate penetration of the market for anti-idling devices could result in significant sales and earnings for the Company.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this communication (as well as information included in oral statements or other written statements made or to be made by Energy & Engine Technology Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Energy & Engine Technology Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors.

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